Geeknet

650 Castro Street, Suite 450 Mountain View, CA 94041

August 8, 2010

Scott Collison

Dear Scott,

I am pleased to offer you the position of Chief Product Officer at Geeknet, Inc. (the "Company"). In this position you will report to Kenneth Langone, the Company's Interim President, Chief Executive Officer and Director.

In conjunction with this position, you will receive the following:

- Annual Base Salary: You will receive an annual base salary of two hundred eighty-five thousand dollars ($285,000.00), minus applicable tax withholdings. Such compensation shall be paid bi-monthly in accordance with normal Company payroll practices. I am sure you recognize that the quotation of an annual salary rate is for purposes of communication and is not intended to imply a specific condition or length of employment.

- Discretionary Bonus: Your Fiscal Year 2010 discretionary bonus will range to the pro rata portion of fifty (50%) percent of your annual base salary corresponding to the percentage of time during which you were a Company employee, minus applicable withholding taxes, and will be based upon Fiscal Year 2010 performance objectives, which will be approved by the Company's Board of Directors. The awarding of a discretionary bonus is in recognition of performance and should not be construed as conferring upon you the right to continued employment with the Company or to a future discretionary bonus.

- Stock Option Plan: If you accept this offer of employment, a recommendation will be made to the President and Chief Executive Officer ("CEO") of the Company that you be granted a stock option ("Option") to purchase Two Hundred Thousand Shares (200,000) shares of the Company's common stock. This Option is subject to approval by the Company's Board of Directors. This Option is expected to be granted on the last business day of the month in which your employment with the Company begins. The Option price shall be the NASDAQ Global Market Official Closing Price on the date of grant. This Option will vest according to the following plan schedule: 25% vested after one year and 1/48th per month thereafter. You will be responsible for any taxes associated with exercising the Option shares. The granting of Options is wholly discretionary in nature, in recognition of performance or anticipated performance, and does not create any obligation on the part of the Company to maintain your employment through any part of the vesting schedule or to grant additional options in the future.

- Employee Benefits: You will receive and be eligible to participate in the Company's normal employee benefits package, including health insurance (medical, dental and vision insurance), life and disability insurances, flexible spending account program as well as our 401(k) retirement plan. You will also receive 15 working days of paid time off (PTO) per year accrued bi-monthly on the basis of your length of employment from your date of hire in a regular, full-time position.

At Will Employment

This offer of employment, if accepted, does not constitute an employment contract; your employment with Geeknet, Inc. is "at will" and may be terminated by you or the Company at any time for any reason or no reason, as permitted by law.

Entire Agreement

This offer of employment, and the associated Employment Agreement of evendate herewith and attached as **Exhibit A** (the "Agreement"), constitute the entire agreement of the parties hereto as to the subject matter herein and supersede and replace all prior or contemporaneous agreements whether written or oral. Any conflict between the provisions of this offer letter and the Agreement shall be resolved in favor of this Agreement. This offer letter may not be amended or altered in any way by oral statements. Terms of this offer are confidential.

Effectiveness of Offer

This offer of employment shall remain in effect until close of business on Tuesday, August 10, 2010.

Additional Requirements

At the commencement of your employment, you will be required to sign Company policy documents on a variety of topics, including confidentiality, conflict of interest, business conduct and ethics. This offer is contingent on you satisfactorily passing a background investigation and completion of reference checks.

The Immigration Reform Control Act requires employers to verify eligibility of all personnel for employment in the United States. Enclosed is the Eligibility Verification Form (INS form I-9), which specifies which documents you are required to produce to establish such eligibility. Please complete Part A of the I-9 and bring it and the required documentation with you when you report for work on your first day.

At Geeknet, Inc., we depend on the commitment, enthusiasm and skills of our team members to lead the Company's growth. Each person has both the luxury and the duty to contribute to the future success of the Company in the most meaningful way he or she can. We therefore expect you to play a key role in the growth and success of our business. I look forward to having you on the team and to working with you to carry out the vision and mission of Geeknet, Inc.

Acceptance

Your signature at the bottom of this page indicates your acceptance of this offer of employment. Please sign and return a copy to me via e-mail or fax to 650-425-3815.

Sincerely
Geeknet, Inc.

Adam Heller
Vice President - HR

I accept this offer:

Scott Collison 08/08/'10
Date

Start Date: August 9, 2010